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                                                                    EXHIBIT (13)




                               PURCHASE AGREEMENT


      The Sessions Group (the "Group"), an Ohio business trust, and Winsbury Associates ("Winsbury"), an Ohio partnership, hereby agree with each other as follows:

      1. The Group hereby offers Winsbury and Winsbury hereby purchases 100,000 Series A units of beneficial interest in the Group (such units of beneficial interest being hereinafter known as "Shares") at a price of $1.00 per Share. Winsbury hereby acknowledges purchase of the Shares and the Group hereby acknowledges receipt from Winsbury of funds in the amount of $100,000 in full payment for the Shares.

      2. Winsbury represents and warrants to the Group that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

      3. Winsbury agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the second anniversary of the date the Group begins its investment activities, Winsbury will pay to the Group an amount equal to the number resulting from multiplying the Group's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by Winsbury or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange commission requires such reimbursement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 19th day of July, 1988.


Attest:                                   THE SESSIONS GROUP


/s/ Melenie L. Nicholson                  By /s/ J. David Huber
-----------------------------------          -----------------------------------
    Melenie L. Nicholson                         J. David Huber
                                                 President


                                          WINSBURY ASSOCIATES


                                          By /s/ G. Ronald Henderson
                                             -----------------------------------
                                                 G. Ronald Henderson
                                                 a partner